EXHIBIT 10.5

TAX ALLOCATION AGREEMENT

This Agreement, dated July 1, 2002, is made for 2002 and future calendar years between AmTrust Financial Services, Inc. (“AmTrust”), a Delaware corporation, and Rochdale Insurance Company (“Rochdale”), a New York corporation.

WITNESSETH

WHEREAS, AmTrust and Rochdale are affiliates;

WHEREAS, AmTrust and Rochdale are part of a consolidated tax filing group (the “Group”) in accordance with the relevant Internal Revenue Service regulations; and

WHEREAS, AmTrust is the agent of Rochdale for the purpose of filing the consolidated tax return on behalf of the Group; and

WHEREAS, AmTrust and Rochdale wish to set forth their obligations to each other as members of the Group in accordance with New York’s insurance laws and regulations.

NOW, THEREFORE, AmTrust and Rochdale agree as follows:

A.    Determination of Tax Liability

Rochdale’s liability for federal income tax payments or entitlement to federal income tax refunds shall be based on the amount of its tax liability or entitlement to a refund calculated on a separate return basis.

B.    Tax Payments

Rochdale shall remit to AmTrust any amounts determined to be due in accordance with Section A of this Agreement at such time that the Group is legally obligated to make estimated or final tax payments.

C.    Credits

1.
AmTrust shall pay Rochdale an amount equal to the amount of tax savings to the Group generated by foreign credits, investment credits, losses or any loss carry overs (“Credits”) available to Rochdale. Rochdale shall record any such payment as contributed surplus.

2.	Once Rochdale receives payment from AmTrust for Credits, Rochdale cannot utilize such Credits in the calculation of its tax liabilities under Section A of this Agreement.

D.    Escrow

In the event that amounts paid by Rochdale to AmTrust for its tax liability determined in accordance with Section A exceeds the amount that AmTrust pays to the Internal Revenue Service, AmTrust shall establish and maintain an escrow account or accounts for Rochdale’s benefit in an amount equal to Rochdale’s excess payment or payments, as the case may be, funded by assets eligible as an investment under the New York insurance law. The purpose of the escrow accounts shall be to permit Rochdale to recoup federal income taxes in the event of future net losses. Escrow assets may be released to AmTrust from such escrow accounts at such time as the permissible period for loss carrybacks has expired.

E.    Tax Refunds

Upon receipt, AmTrust shall remit to Rochdale that part of any tax refund received by the Group that results from Credits generated by Rochdale for which Rochdale has not received payment pursuant to Section C.

F.    Scope

This Agreement shall apply only to the parties’ federal tax liability.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date set forth above.

AMTRUST FINANCIAL SERVICES, INC.

By:_________________________________
Barry D. Zyskind, President

ROCHDALE INSURANCE COMPANY

By:_________________________________
Barry D. Zyskind, President